TRANSAMERICA SERIES TRUST

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

J.P. MORGAN INVESTMENT MANAGEMENT INC.

THIS AMENDMENT is made as of September 30, 2022 to the Sub-Advisory Agreement dated as of March 22, 2011, as amended, (the “Agreement”) between Transamerica Asset Management, Inc. (“TAM”) and J.P. Morgan Investment Management Inc. (“JPMorgan”).

In consideration of the mutual covenants contained herein, the parties agree as follows:

Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

PORTFOLIOS	SUB-ADVISER COMPENSATION[1]

Transamerica JPMorgan Tactical Allocation VP2	0.336% of the first $150 million; 0.306% over $150 million up to $500 million; and 0.29% over $500 million.

Transamerica Multi-Managed Balanced VP3	0.15% of the first $2 billion; 0.13% over $2 billion up to $3 billion; 0.12% over $3 billion and up to $4 billion; and 0.11% over $4 billion.[4]

1  As a percentage of average daily net assets on an annual basis.

2  If Transamerica JPMorgan Tactical Allocation VP invests in a mutual fund that is part of the JPMorgan family of mutual funds (a “JPMorgan Fund), JPMorgan will waive its sub-advisory fee from TAM with respect to the Transamerica JPMorgan Tactical Allocation VP to the extent of any advisory fee received by JPMorgan from such JPM Fund attributable to the assets of Transamerica JPMorgan Tactical Allocation VP invested in such JPM Fund.

3  With respect to such portion of the Portfolio’s assets as shall be allocated to JPMorgan by TAM from time to time.

4  The sub-advisory fees are determined based on the aggregate average daily net assets of the portions of the assets of (i) Transamerica JPMorgan Enhanced Index VP and Transamerica Multi-Managed Balanced VP (each a series of the Trust), (ii) Transamerica Balanced II and Transamerica Multi-Managed Balanced (each a series of Transamerica Funds), and (iii) Aegon Balanced Retirement Opportunities, a separately managed account of Transamerica Life Insurance Company, that are sub-advised by JP Morgan. This contractual fee schedule is to be discounted by 25% so long as aggregate assets in the strategies are above $1.5 billion.

In all other respects, the Agreement is confirmed and remains in full force and effect.

[signature page follows]

The parties hereto have caused this amendment to be executed as of September 30, 2022.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples

Name:	Christopher A. Staples

Title:	Senior Vice President

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Robert Kravantka

Name:	Robert Kravantka

Title:	Vice President